Exhibit 10.16

Contract Ref: 2011 Xin Kai Yin Dai Zi No. 000065

RMB Working Capital Loan Contract

(2010)

Prepared by: China CITIC Bank, Dalian Branch

Instruction

1.	The Contract herein shall be filled with dark blue or black-inked signature pen or pens.

2.	The Contract shall be completed in full with print letters.

3.	Currency type instead of its symbol shall be written in Chinese. When it relates to capital amount, currency type shall be added in front of capital letters, and currency symbol shall be added in front of small letters.

4.	Columns and blank spaces under Withdrawal Plan or Repayment Schedule shall be filled with fold lines and handwritten/stamping words “The blank is left intentionally”. Other unnecessary blank spaces may be crossed with “/”.

The RMB working capital Loan Contract (as the “Contract”) is made on April 6th 2011 at Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001.,

By and between

Dalian TOFA New Materials Development Co., Ltd. who assigns Mr. Zheng Chuantao as it legal representative and its principal place of business is South Lingang Industrial Zone, Economic and Technology Development Zone, Dalian, P.R.C., 116600, phone 86-411-87517999, fax 86-411-87516698, and its CITIC bank account 7211210182100008057, (as the “Debtor”);

And

China CITIC Bank Dalian Branch who assigns Mr. Yu Wenbo as it legal representative and its principal place of business is Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001, phone 86-411-82821868 and fax 86-411-82821868 (as the “Creditor”).

For the consideration of mutual premises and in accordance with applicable laws and regulations, including Contract Law of P.R.C. and General Codes on Loans, parties hereto agree as follow:

Article 1 Loan Type

1.1	The Creditor agrees to provide working capital loans to the Debtor.

Article 2 Loan Amount (as “Principal”) and Maturity

2.1	The principal contemplated under the Contract is Renminbi 10,000,000.000 (Say: Ten Million Only)

2.2	Maturity term is one (1) year as of April 1st 2011 till March 30, 2012.

2.3	In respect with maturity, withdrawal date and amount of specific loan, the terms and provisions under Credit Certificate herein shall prevail. Credit Certificate shall be deemed as part of, and with equal binding force with the Contract.

Article 3 Use of Loan

3.1	The loan shall be applied to working capitals. The Debtor shall not alter the use of loans without Creditor’s written consent. Debtor shall not use the loan in the investments of fixed assets and equities, or use the loan in unauthorized manufacturing or business operations or embezzle the loan proceeds.

Article 4 Interest and Interest Rate

4.1	Principal interest rate shall be determined as benchmark interest rate on the exact withdrawal day announced by People’s Bank of China for the same loan category and same date, plus a premium up to 30%.

If any single withdrawal of the loan exceeds six (6) months from the execution date of this Agreement, Creditor shall have right to adjust the interest rate for that specific withdrawal according to Creditor’s interest policy by informing debtor in writing.

4.2	Principal interest rate shall be treated as floating rate and adjusted at the anniversary date every three (3) months (as “Adjustment Day”). If there is no such anniversary date at the month that adjustment shall be made, the last day of that month shall be deemed as the Adjustment Day. Adjusted interest rate is calculated on the basis of the benchmark interest rate on the exact Adjustment Day announced by People’s Bank of China for the same loan category and same date, plus a premium, as specified in Article 4.1.

4.3	Debtor shall bear the interest thereof as of the withdrawal date. Interest shall be calculated as outstanding principal×annualized interest rate×outstanding days /360 days

4.4	Interest rate for installment shall be settled initially on April 20th, 2011 and thereafter every 20th day of each month (as “Settlement Day”).

4.5	Debtor shall deposit adequate capitals to the account opened by the Creditor, from which Creditor will withdraw interest in due time. However, if Debtor chooses other means to execute due payment, Debtor shall ensure a timely transaction. In case that Settlement Day is non-business day, Debtor shall deposit the amount at least one business day earlier than the Settlement Day. Otherwise, the Debtor shall be deemed to have delayed the payment if the Creditor fails to deposit or transfer enough capitals to Creditor’s account.

4.6	When the loan reaches its maturity (as “Maturity Day”), both principal and interest shall be fully settled. If Maturity Day happens to be national holiday or weekend, interest shall be calculated on the basis of (1) the interest rate specified herein, subtracted by the interest calculated on days between Maturity and Repayment Day, provided that the Debtor executes repayment on the last business day prior to such national holiday or weekend; or (2) the interest specified herein, plus the interest calculated on days between Maturity and Repayment Day, provided that the Debtor executes repayment on the first business day upon such national holiday or weekend. However, if the Debtor fails to make repayment on the first business day after national holiday or weekend, the Debtor shall bear extra interest attributable to overdue loans as of such date.

Article 5 Loan Withdrawal and Release

5.1 Special Condition for the Initial Withdrawal:

      None.

5.2 Conditions for Each Withdrawal (Including the Initial Withdrawal):

(1) Debtor has not incurred any defaults under the contractual obligations of this Agreement;

(2) There is no event of default incurred;

(3) Guaranty provisions are in effective;

(4) Based on Creditor’s reasonable judgment, Debtor has not incurred any financial situation that may affect, delay or prevent Debtor to perform the contractual obligations under this Agreement;

(5) Debtor has executed the documents agreed by the parties or the reasonably requested documents by Creditor;

(6) Debtor has opened the required bank accounts under this Agreement or Creditor’s requirement;

(7) Others: None.

5.3 Withdrawal Plan

The Debtor shall make withdrawals subject to the following plan. Withdrawal Date shall be business day.

Withdrawal Date	Amount

April 1st, 2011	¥10,000,000.00

5.4 If the Debtor or its guarantor fails to fulfill all the statutory or contractual obligations and liabilities, including but not limited to circumstances that the Debtor fails to timely furnish the Creditor with a full set of loan-related documents, or guarantor delays to complete any guarantee-related procedures, Creditor shall reserve the right to change the abovementioned Withdrawal Plan. In case that the loan maturity is changed owing to a changed Withdrawal Plan, the Article 2.3 shall be favored.

5.5 Unless specified under the Contract. the Debtor shall withdraw loans subject to the foresaid Withdrawal Plan, or otherwise obtain Creditor’s written consent in advance so as to make any changes. If changes are necessary with regards to withdrawal date or amount, the Debtor shall issue written notice to the Creditor seven (7) business days prior to the agreed Withdrawal Day. And the Creditor may agree on offering a seven (7) business-day window period. If the Debtor doesn’t withdraw the loan after the window period which deems Debtor to have cancelled the loan contemplated herein, the Debtor mustn’t claim the loan any more and shall be liable to breaching the Contract as stipulated in Article 12.2.

5.6 If the Debtor’s willful cancellation of loan has caused changes in the actual principal amount extended by the Creditor, the principal is calculated subject to the effective Credit Certificate herein.

5.7 Loan Withdrawal and Payment

5.7.1 Loan Withdrawal Application

Debtor shall submit the withdrawal application seven (7) business-day in advance to Creditor with required borrowing note and other documents under this Agreement required by Creditor, and Debtor shall reserve a copy of the authorized signatures and seals with Creditor (See Appendix #1), which will be required to present at the time of the actual withdrawal transaction by Debtor’s staff. Creditor shall only compare the actual signatures and seals with the reserved copy of the true signatures and seals with Creditor by Debtor, and upon the confirmation of such signatures and seals, Creditor shall release the loan to Debtor according to Debtor’s loan withdrawal application. In the event Debtor changed its authorized true signatures and seals, Debtor shall inform Creditor with the new signatures and seals in writing at the time of such change. Debtor shall be solely responsible for any losses due to Debtor’s failure to inform Creditor of the changed signatures and seals in a timely manner.

If Debtor fails to reserve a copy of authorized true signatures and seals with Creditor, staff from Debtor shall use the official corporate seal at the time of withdrawal or submit an authorization power of attorney when using seals other than official corporate seals (i.e. special financial seal).

The withdrawal application of Debtor is irreversible. Upon Creditor’s approval of Debtor’s withdrawal application, Debtor shall withdraw the loans amount accordingly.

Upon Creditor’s approval of Debtor’s withdrawal application, Creditor shall release the applied loan amount to Debtor’s bank account under this Agreement or make the entrusted payment accordingly to the designed party by Debtor.

5.7.2 Loan Release Method

There are two payments for loan release from Creditor to Debtor: direct payment and entrusted payment.

In the event that the Debtor chooses the entrusted payment, Creditor shall review if the payment information submitted by Debtor accurate according to Debtor’s submitted contracts and agreements, including the payables and amounts. Upon Creditor’s approval, the requested loan amount will paid from Debtor’s bank account under this Agreement and to the designed party’s bank account according to Debtor’s application.

5.7.3 Loan Release Management

(1) Upon release of the requested loan amount, Creditor shall have right to inspect and confirm Debtor’s use of loan proceeds from time to time and Debtor shall fully cooperate with Creditor for such inspection. If Creditor finds that Debtor has misused the loan proceeds other than the agreed use under this Agreement, Creditor shall have right to urge Debtor to correct such misuse within certain period of time. If Debtor refuses to correct such misuse, Creditor shall perform the contractual rights under Article 13.4 and 13.7 of this Agreement.

(2) If the loan is released through direct payment to Debtor, Debtor shall submit Creditor the related business contracts and other proofs for the use of loan proceeds on or before the 10th calendar day of the second month of each quarter. Creditor shall have right to analyze, inspect and supervise the use of loan proceeds to make sure Debtor is reasonably using the loan proceeds in the agreed to purpose under this Agreement.

(3) Creditor shall suspend the loan release if Debtor has the following situation:

Credit line dropped and business operation became weak;

Failed to use the loan proceeds as agreed to; or

Breached this Agreement by avoiding the bank’s entrusted payment of loan release regulations.

5.8 Others: None.

Article 6 Repayment

6.1 The Principal hereunder shall be paid by means of installment at the end of Maturity Day.

6.2 The Creditor shall repay the Principal in accordance to:

SN	Repayment Date	Amount

1	March 23, 2012	¥5,000,000.00

2	March 30, 2012	¥5,000,000.00

6.3 The Debtor shall deposit to Creditor’s account 7211210182100008057 the amount no less than principal plus interest three (3) business-day prior to the Repayment Day; and authorize the Creditor to automatically withdraw the principal and interest from such account.

If the repayment day falls into a holiday, Debtor shall make such deposit on the previous business day before the holiday.

6.4 Debtor shall follow the following priority order in making the repayment if the total repayment is less than the required total amount by Creditor:

(1) Applicable fees, penalties and reimbursements under this Agreement and laws;

(2) Applicable interest penalties and compound interests;

(3) Accrued interests; and

(4) Payable principles.

6.5 Voluntary Pre-Repayment

6.5.1 If the Debtor makes any pre-repayment in advance, Debtor shall:

(1) Have made a full repayment of any due amount of the repayment required by Creditor under this Agreement prior to the above pre-repayment; and

(2) Make a written application for such pre-repayment at least twenty (20) days to Creditor for Creditor’s approval;

(3) – (5): Not applicable.

6.5.2 Not applicable.

6.5.3 The pre-repayment is irreversible. Debtor shall make such payment under terms listed in the approved pre-repayment application to Creditor.

6.5.4 If Creditor approves the pre-repayment application, the applicable interests shall be calculated based on the actually outstanding period of days of such amount of principle in each pre-repayment.

Article 7 Debt Extension

7.1 If Debtor is unable to pay the principal in due time and requests for extension, he shall file a written application with the Creditor thirty (30) days prior to its due date. However, Creditor shall have the right to treat the loan as overdue provided that Creditor disagrees on the extension and Debtor fails to make due payment.

Article 8 Guarantee

8.1 The loan contemplated hereunder shall be guaranteed by warranties. In respect of such warranties, the Creditor and guarantors have entered the following guarantee contracts referenced by

(1) 2011 Xin Kai Yin Zui Bao Zi No. 000065-1

(2) 2011 Xin Kai Yin Zui Bao Zi No. 000065-2

(3) 2011 Xin Kai Yin Zui Bao Zi No. 000065-3

(4) 2011 Xin Kai Yin Zui Bao Zi No. 000065-4

Article 9 Debtor’s Representations and Warranties

9.1 The Debtor is a legal person incorporated under laws of P.R.C., of civil rights and behavioral competence, and independently liable to any duties. The Debtor has obtained necessary/lawful authorizations and approvals, from external or internal, to sign the Contract herein.

9.2 All the loan-related documentations, reports, representations and others, which are provided by the Debtor at Creditor’s request or subject to laws, are of effect, truth, accurateness, completeness and law-binding.

Article 10 Debtor’s Rights and Liabilities

10.1 The Debtor shall, on a regular basis or from time to time, furnish the Creditor with reports and documents that truly reflect Debtor’s true, effective and complete economic and financial positions.

10.2 Debtor shall issue a written notice to the Creditor thirty (30) days in advance, for approval and pin down any liabilities for settlement, in-advance settlement or provide guarantees acceptable to the Creditor, provided that throughout the term, there are any material change in Debtor’s operations and revolutions, including but not limited to stock conversion, reorganization, M&A, spin-off, joint capital, alliance, leasing, or any change to Debtor’s scope of operation and registered capitals.

10.3 Debtor shall provide positive support to Creditor who will oversee and inspect Debtor’s operations and use of loan from time to time. Debtor shall assume all the fees and expenses arising from interfering Creditor from such overseeing and inspection.

10.4 Unless obtaining Creditor’s written consent, Debtor shall not employ any ways to directly or indirectly transfer the payment liability specified herein.

10.5 Debtor, who handles any material assets or majority or whole of revenues by means of transferring, leasing or providing guarantees to debts other than what is contemplated hereunder, shall issue a written notice in advance of at least thirty (30) days for Creditor’s approval.

10.6 In case of any events unfavorable to fulfilling obligations herein, including but not limited to prosecution, arbitration, criminal suites, administrative penalties, suspension, stoppage, delinquency, bankruptcy, revoke of business license, or inferior financial positions, Debtor shall inform Creditor in written form within three (3) days at the occurrence or possible occurrence of foresaid events.

10.7  If any guarantor incurs events including but not limited to suspension, stoppage, bankruptcy, delinquency, revoke of business license, and operational loss, thus hampering part or whole of capability of guaranteeing the loan, or values of collaterals, pawns, pledge rights are decreased, Debtor shall provide new guarantee acceptable to Creditor.

10.8 If Debtor makes changes to legal person name, legal representative, project director, principal place of business, telephone, fax and among others, Debtor shall inform Creditor in written form seven (7) days after such change.

10.9 Throughout the term, Debtor shall not unlawfully inject loans into stock or real estate market through Creditor’s or any third party’s third party’s bank account.

Article 11 Creditor’s Rights and Liabilities

11.1 Debtor shall have the right to withdraw and use the loan according to this Agreement.

11.2 Debtor shall pay principal and interests under this Agreement.

11.3 Creditor shall have the right to inspect Debtor’s operations and use of loans.

11.4 Creditor shall be entitled for claiming outstanding residue provided that capitals generated from disposing collaterals/pawns are inadequate to fully pay off all the debts guaranteed hereby.

11.5 Creditor shall timely issue loans to Debtor at full amount provided that Debtor has fulfilled the obligations and prerequisites herein.

11.6 Creditor shall have the right to require loan-related documents from Debtor subject to loan reviewing rules. Creditor shall keep confidential for any documents, data and information furnished by the Debtor, unless required by laws and regulations.

Article 12. Bank Account

Debtor shall open the following two (2) accounts with Creditor:

(1)	Settlement Account [#7211210182100008057]

for principal and interest payments only; and

(2)	Payment Account [#7211210182100010177]

for payments only.

Article 13 Violation

13.1 Parties hereto shall execute the Contract upon effect, or otherwise assume relevant liabilities for breaching the Contract.

13.2 If Debtor fails to obtain Creditor’s written consent and to withdraw the loan as required, Creditor shall be entitled to claiming any damages based on the outstanding days and interest rate defined in the Contract.

13.3 If Creditor fails to issue loan subject to the Contract, Debtor shall have the right to claiming any damages based on the outstanding days and interest rate defined in the Contract.

13.4 Debtor shall have the right to terminate or suspend any non-withdrawn loans under the Contract, require a prompt repayment to realized loans, accompanying interest and other expenses, and employ other measures as lawfully applicable, provided that

13.4.1 Debtor fails to pay principal and interest specified under the Contract in due time;

13.4.2 Debtor fails to perform any obligations set forth in the Contract; or

13.4.3 Debtor provides to Creditor the inaccurate, untruthful, incomplete or intentionally misleading documents, files, or representations and warranties under Article 9th.

13.4.4 Debtor ceases to, is unable to, or explicitly expresses its incapability to pay its due debts.

13.4.5 Debtor experiences shut-off, stoppage, delinquency, solvency, delinquency of business license, or any unfavorable events to Debtor’s operation or properties including actions, arbitrations, criminal affairs and administrative punishment.

13.4.6 Debtor incurs (1) any changes to principal place of business, scope of business, legal representation and other registered items, or (2) any significant investments, that may materially impact or threaten the fulfillment of debt liabilities hereunder.

13.4.7 Debtor incurs significant economic loss, asset damages or assets damages due to guarantees, or other financial crisis.

13.4.8 Debtor’s normal business course is distracted, due to (1) a significant operational or financial crisis incurring to Debtor’s holding shareholders or affiliated companies, or (2) a material related-party transaction executed among Debtor, Debtor’s holding shareholders and affiliated companies.

13.4.9 There is adverse trend in Debtor’s industry.

13.4.10 Debtor fails to seek settlement services or bank savings from Creditor.

13.4.11 Debtor alters the use of loan at its discretion.

13.4.12 Debtor fails to make the payment under Article 5.7 of this Agreement.

13.4.13 Debtor defaults under the presentations made under Article 10 of this Agreement.

13.4.14 Debtor violated the requirements of Creditors on supervising the withdrawal of loans.

13.4.15 Cross-Defaults: Not applicable.

13.4.16 Debtor’s senior managers are involved in corruptions, bribery, embezzlement or other illicit operational activities.

13.4.17 Debtor’s guarantor(s) violate(s) terms and provisions under guarantee contract.

13.4.18 Debtor incurs other events that may harm, damage or possibly threaten Creditor’s rights and interests.

13.4.19 Others: None

13.5 If Debtor fails to reimburse the principal in due time, Creditor shall, without prejudice to rights specified in Article 13.4, have the right to add punitive 50% to the interest rate fixed herein.

13.6 If Debtor fails to pay interest in due time, Creditor shall reserve the right to collect interest at a punitive compound rate subject to Article 13.5, calculated on the actual days of delayed payment.

13.7 If Debtor applies the loan to other purposes unspecified under the Contract, Creditor shall be entitled to a payment calculated on basis of (1) the amount of misappropriated loans, (2) days of such misappropriation and (3) an applicable interest rate herein plus 100% punitive rate.

13.8 Creditor shall not collect any damages arising from Debtor’s prepayment.

13.9 Creditor’s any expenses, including but not limited to legal cost, accommodation, attorney fee (below 20% of total debts), property preservation, notarization, translation and auction, that arising from realizing the debt payment, shall be borne by the Debtor.

Article 14 Continuity of Obligation

14.1 Any obligations under the Contract shall bear continuity, which legally binds Debtor’s successors, receivers, transferee and entities after Debtor’s M&A, reorganization or name change, free from any disputes, claims, prosecutions, superior’s orders, or any contracts or files signed between Master Contract Debtor and any other persons. Such obligations shall not be altered due to Debtor’s solvency, delinquency, disqualification, amended Article of Associations or other changes of any nature or of any kind.

Article 15 Notarization

15.1 Any notarization expenses incurred at either of these two parties’ request shall be borne by the Debtor. Such notarization shall be performed by competent authorities.

15.2 If Creditor requires possessing a notarization with enforceable power, Debtor shall agree. Creditor may present such notarization to local court for mandatory execution provided that Debtor delays the payment of loan contemplated hereunder in due time. Debtor shall assume all the expenses incurred therefrom and agree on such mandatory execution and relinquishment of any defense right.

Article 16 Others

Debtor undertakes to refrain from directly or indirectly injecting any of bank loans into stock or real estate market, otherwise shall assume all the losses incurred to Creditor. If there is any conflict between the Article 16 and other terms set fort under the Contract, the former shall prevail.

Article 17 Governing Laws

17.1 The Contract shall be governed by laws of Peoples’ Republic of China.

17.2 In case of any disputes arising from or related to the Contract, parties hereto shall settle the disputes on a friendly basis; otherwise either party may file a legal suit or forcible execution to the people’s court where Creditor is located.

Article 18 Accumulation of Creditor’s Rights

18.1 Creditor’s rights and interest under the Contract shall be accumulated, free from relevance of any rights required by laws or contracts. Unless specified in Creditor’s written statement, Creditor’s any delayed execution, partial execution and non-execution of any rights shall neither constitute any waiver of all/partial rights, nor impact Creditor’s continued execution of such rights or other rights.

Article 19 Effect, Change and Termination

19.1 The Contract enters into full force upon signatures and seals attached by Debtor’s legal representatives or authorized agents, and Creditor’s legal representatives, incumbent or authorized agents.

19.2 Unless otherwise specified herein, parties hereto shall not alter or revoke the Contract at its discretion, upon the Contract entering into force. For any changes or terminations, parties hereto shall agree and form a written supplement.

19.3 With the Contract entering into full force, Creditor shall issue a written notice to Debtor prior to transferring all or part of its debt rights hereunder to any third party. No approval from Debtor is necessary.

19.4 With the Contract entering into full force, Creditor shall obtain guarantors’ written consents and undertakings of continuing or renewing its guarantee-related obligations, provided that Debtor intends to transfer all or part of its debt obligations to any third party. Written consent from Creditor shall be obtained.

Article 20 Miscellaneous

20.1 For any unsettled matters hereunder, parties hereto may make supplemental agreements as attachment of the Contract. Any attachment, amendment, supplements to the Contract shall constitute each and any inseparable part of the Contract, each with equivalent legal force.

20.2 If a certain paragraph or content of a certain paragraph herein is deemed as ineffective, such paragraph or content shall not affect the Contract, other paragraphs and other content of such paragraph.

20.3 Any notices, requirements or other correspondences issued by Creditor to Debtor, including but not limited to telegraph, telex and facsimile, shall be deemed to be served to Debtor as soon as such notices, requirements or other correspondences are issued. The abovementioned correspondence in certified mail form shall be deemed to be served to Debtor at the third day upon such mailing day.

20.4 The Contract is made in six copies, one for Debtor, three for Creditor and two for related official authorities.

20.5 Creditor has employed reasonable measures to (1) request Debtor to notice, and (2) make full explanation to any terms and provisions in connection with exemption or limited obligations. Both parties hold no dissent on understanding of all the terms and provisions hereunder.

Debtor: (Seal)	Creditor: (Seal)

Legal Representative: /s/ Zheng Chuantao	Legal Representative: /s/ Yu Wenbo

Appendix #1

Reserved Copy of Authorized Signatures and Seals of Debtor

#1: [Debtor’s Corporate Seal]

#2: [Zheng Chuantao’s personal Seal]

#3: [Debtor’s Special Financial Seal]

Appendix #2

Entrusted Payment POA Template

(Applicable to Bank Entrusted Payment)

China CITIC Bank __________________ Branch Office:

Under the RMB Working Capital Loan Contract of number _____________ (the “Agreement”), we would like to, under the agreed to use of loan proceeds, use the total amount of loan of ¥______________________ for the purpose of ___________________________. Please find the attached business transaction contract for reference.

It is authorized and requested that your bank to wire the above loan amount to the following account:

#1 Wired To:	#2 Wired To:
Bank:	Bank:
Account #:	Account #:
Wired Amount:	Wired Amount:

#3 Wired To:	#4 Wired To:
Bank:	Bank:
Account #:	Account #:
Wired Amount:	Wired Amount:

#5 Wired To:	#6 Wired To:
Bank:	Bank:
Account #:	Account #:
Wired Amount:	Wired Amount:

It is hereby confirmed that:

(1)	This representations and warranties made by the undersigned in the Agreement are true and accurate as of the date herein;

(2)	There is no default or foreseeable default under this Agreement.

Debtor’s Name: _____________________________

[Debtor’s reserved signatures and seals with Creditor] [Debtor’s Corporate Seal and Zheng Chuantao’s Personal Seal]

Authorized Signer: ___________________________

Date: _____________________________

Attachment: _____ copies of business transaction contracts.